                        SECURITIES PURCHASE AGREEMENT FOR
                      Timber Energy Plastic Recycling, Inc.

                                  by and among

                               Wenoha Corporation,
                                 John G. Mills,
                                 L. Don Norton,
                               Glen Wade Stewart,
                             Bruce D. Wentworth and
                               Donald E. Wentworth
                                   ("Buyers")

                                       and

                              KTI, Inc. ("Seller")

                           Dated as of August 12, 1997

                                TABLE OF CONTENTS
                                       OF
                          SECURITIES PURCHASE AGREEMENT


         Section and Heading                                                                     Page
         -------------------                                                                     ----

         1.       Purchase and Sale                                                              1
         1.1      Purchase and Sale of Assets                                                    1
         1.2      Pensacola Office, Employee                                                     1
         1.3      Donald E. Wentworth                                                            1
         1.4      Date of Conveyance, Retained Asset                                             1
         1.5      Method of Conveyance                                                           2
         1.6      No Assumed Obligations                                                         2
         2.       Purchase Price and Closing                                                     2
         2.1      Purchase Price                                                                 2
         2.2      Liability, limitation on Liability                                             2
         2.3      Credit Enhancement                                                             3
         3.       Representations and Warranties of the Seller                                   3
         3.1      Authorization                                                                  3
         3.2      No Violation                                                                   3
         3.3      Title                                                                          3
         3.4      Employee Benefit Plans, Pension Plans of TEPRI                                 3
         3.5      Brokers and Finders                                                            3
         3.6.     Authorization, Etc.                                                            4
         3.7      No Violations                                                                  4
         4.       Representations and Warranties of Buyers                                       4
         4.1      Corporate Organization, Etc.                                                   4
         4.2      Authorization, Etc.                                                            4
         4.3      No Violation                                                                   4
         5.       Certain Covenants and Agreements                                               4
         5.1      Press Releases                                                                 4
         5.2      Post-Closing Cooperation                                                       5
         5.3      Risk of Loss                                                                   5
         6        Conditions to the Obligations of Seller                                        5
         6.1      Representations and Warranties True                                            5
         6.2      No Proceeding, Litigation; Injunction                                          5
         6.3      Board of Directors Approval                                                    5
         7.       Conditions to the Obligations of Buyers                                        5
         7.1      Representations and Warranties True                                            5
         7.2.     Performance                                                                    5
         7.3.     No Proceedings, Litigation, Injunction                                         6
         7.4      Board of Directors Approval                                                    6
         8.       Survival of Representations and Warranties; Indemnification                    6

         Section and Heading                                                                              Page
         -------------------                                                                              ----
         8.1      Survival of Representations                                                             6
         8.2      Statements as Representations and Warranties                                            6
         8.3      Remedies Cumulative                                                                     6
         8.4      Buyers' Indemnity                                                                       6
         8.5      Seller's Indemnity                                                                      6
         8.6      Indemnity Procedure                                                                     7
 .        9.       Miscellaneous Provisions                                                                8
         9.1      Amendment and Modification                                                              8
         9.2      Waiver of Compliance                                                                    8
         9.3      Expenses                                                                                8
         9.4      Notices                                                                                 8
         9.5      Binding Effect; Assignment                                                              9
         9.6      Governing Law                                                                           9
         9.7      Counterparts                                                                            9
         9.8      Headings                                                                                9
         9.9      Entire Agreement                                                                        9
         9.10     Third Parties                                                                           9
         9.11     Severability                                                                            10

                          SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT dated as of August 12, 1997, by and among KTI, Inc., a New Jersey corporation ("KTI" or the "Seller") and Wenoha Corporation, an Alabama corporation ("Wenoha"), John G. Mills ("Mills"), L. Don Norton ("Norton"), Glen Wade Stewart ("Stewart"), Bruce D. Wentworth ("Bruce Wentworth") and Donald E. Wentworth ("Donald Wentworth" and, collectively with Wenoha, Mills, Norton, Stewart and Bruce Wentworth, the "Buyers").

The Buyers desires to purchase from the Seller, and Seller desire to sell, assign and transfer to the Buyers all of Seller' stock in (the "Stock") and debt owed to KTI by (the "Debt" and collectively, with the Stock, the "Securities") Timber Energy Plastic Recycling, Inc., a Delaware corporation ("TEPRI"), as more specifically described in Exhibit I attached hereto, all on the terms and subject to the conditions hereinafter set forth.

1.       Purchase and Sale.

         1.1 Purchase and Sale of Assets. On the terms and subject to the conditions herein set forth, the Buyers shall purchase from the Seller all of the Securities, as of the Closing Date (as such term is heretofore defined), owned by the Seller or in which the Seller has an interest.

         1.2 Pensacola Office, Employee. Effective as of the close of business on July 31, 1997, the Pensacola office of Timber Energy Investment, Inc. shall cease to be an office of KTI or any of KTI's subsidiaries other than TEPRI. Effective as of the close of business on July 31, 1997, Edith Wentworth shall cease to be an employee of KTI or any of KTI's subsidiaries.

         1.3 Donald E. Wentworth. Donald E. Wentworth will continue as an employee at will of KTI under the present terms of his employment. He shall be entitled to devote as much time as he deems appropriate to the management of TEPRI provided that he is able to meet the requirements of his position with KTI.

         1.4 Date of Conveyance, Retained Asset. The sale is effective as of July 1, 1997. Accordingly, all revenues and expenses of TEPRI after that date, other than any allocation of corporate overhead to TEPRI by KTI, shall be for the account of Buyers, with one exception. Any recovery in excess of $12,000 received as a refund of premiums for workmen's compensation insurance for a period prior to July 1, 1997 is retained by the Seller. Such refund, if received by TEPRI shall be forwarded promptly to the Seller.

         1.5      Method of Conveyance.

                  (a) The sale, transfer, conveyance and assignment by Seller of the Securities to the Buyers in accordance with Section 1.1 hereof shall be effected on the Closing Date by Seller's execution and deposit of the Securities and the customary stock powers, duly guaranteed and other appropriate documents (collectively, the "Instruments of Conveyance") in an informal escrow. The Securities shall be retained in a safe deposit box, under the control of the Seller, until the Note described in
                           Section 2.1 (the "Note") is paid in full.

                  (b) At the Closing, good and valid title to all of the Securities shall be transferred, conveyed and assigned by the Seller to the Buyers, or their assignees, pursuant to this Agreement and the Instruments of Conveyance, subject only to the Lien of the Seller on such Securities as collateral for the Note. For the purposes of this Agreement, the term "Lien" shall mean any pledge, security interest, encumbrance, lien or charge of any kind whatsoever. Upon payment of the Note, the Securities shall be delivered to the Buyers promptly.

         1.6 No Assumed Obligations. Pursuant to this Agreement, the Buyers do not assume any of the liabilities or obligations of TEPRI whether absolute, accrued, contingent or otherwise, whenever incurred.

2.       Purchase Price.

         2.1 Purchase Price. The consideration for the Securities to be sold, transferred and conveyed by the Seller to the Buyers pursuant to this Agreement shall be cash in the amount of $30,000, paid by wire transfer of immediately available funds and a Note in the amount of $250,000.00, dated August 12, 1997 and due on November 10, 1997, bearing interest at the rate of 8% per annum, calculated on actual days and a year of 365 days. Principal and interest shall be due at maturity. Prepayments may be made in whole or in part, without penalty. The Note is a joint and several obligation of the Buyers, except as modified in Section 2.2 hereof and is secured by the Securities and therefore is indirectly secured by the assets of TEPRI. A copy of the Note is attached hereto as Exhibit II. A copy of the form of Pledge Agreement is attached as Exhibit
                  III. The consideration set forth in this Section 2.1 is hereinafter collectively referred to as the "Purchase Price."

         2.2 Liability, Limitation on Liability. If the Buyers default on the payment of the Note, KTI may foreclose on the Securities of TEPRI or, alternately, proceed to collect the sums due on such Note. In such event, the Buyers shall be liable to KTI for an amount equal to the sum of (1) the losses, if any, of TEPRI for the period beginning on July 1, 1997 and ending on the day prior to the date of execution of the Sales Agreement, determined in accordance with generally accepted accounting principles, other than any allocation of KTI corporate overhead and (2) the then unpaid principal balance on the Note, any accrued and unpaid interest thereon until finally paid in full, any and all legal or other expenses incurred in collecting on the Note or preserving, insuring, administering, managing or selling any collateral or assets received pursuant to such collection efforts. The liability of each Buyer, other than Wenoha and Donald Wentworth, shall be limited to 150% of his prorata share of the ownership of TEPRI.

         2.3 Credit Enhancement. Any credit enhancement provided by any source other than TEPRI, including, without limitation, a letter of issued by the C & L Bank of Bristol, Florida, shall be released and returned to the credit enhancer not later than April 15, 1998. The Buyers shall be personally liable to any credit enhancer if any such credit enhancement is drawn upon, for all funds actually drawn as well as any interest, fees or expenses incurred in relation to such draws until repaid.

3.       Representations, Warranties and Agreements of the Seller.

         Seller hereby represent, warrant and agree that:

         3.1 Authorization. The Seller has all requisite power and authority to sell the Securities which it owns. This Agreement is, and when executed and delivered, the Instruments of Conveyance will be, the legal, valid and binding obligation of the Seller, enforceable in accordance with their respective terms.

         3.2 No Violation. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority.

         3.3 Title. The Seller has and will have at the Closing, good and valid title to the Securities being conveyed by it hereunder.

         3.4      Employee Benefit Plans, Pension Plans of TEPRI.

                  (a) The Seller has delivered notices to the employees of TEPRI terminating medical, dental and life insurance coverage and will bear any expenses relating to required notice periods under such policies after the date of closing. Such notices were delivered at the request of the Buyers.

                  (b) The Seller has delivered notices to the employees of TEPRI terminating their participation in the Timber Energy Investment, Inc. 401 (k) savings plan and will bear any expenses relating to required notice periods under such plan after the date of closing. Such notices were delivered at the request of the Buyers.

         3.5 Brokers and Finders. No person has been authorized by the Seller or by anyone acting on its behalf, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

         3.6 Authorization, Etc. The Seller has all requisite power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement is valid and binding upon the Seller, enforceable in accordance with its terms.

         3.7 No Violation. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby by the Seller will violate any provisions of the Certificate of Incorporation of the Seller, or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which the Seller is a party or by which of the Seller is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority. .

4.       Representations and Warranties of Buyers.

         The Buyers represents and warrants to Seller as follows:

         4.1 Corporate Organization. Etc. Wenoha is a corporation duly formed, validly existing and in good standing under the laws of the State of Alabama and has all requisite power and authority to carry on its business as it is now being conducted and to own, and operate its properties and assets as and in the places where such business is now conducted and where such properties and assets are now owned or operated.

         4.2 Authorization Etc. Buyers have all requisite power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement is valid and binding upon Buyers, enforceable in accordance with its terms.

         4.3 No Violation. Neither the execution and delivery of this Agreement by Buyers nor the consummation of the transactions contemplated hereby by Buyers will violate any provisions of the Certificate of Incorporation of Wenoha, or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyers are parties or by which Buyers are bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

5.       Certain Covenants and Agreements.

         5.1 Press Releases. Without the written consent of the other parties, which shall not be unreasonably withheld, each of the parties hereto agrees not to make any public announcements or press releases regarding the transactions contemplated hereby until such transactions are consummated, unless otherwise required by law.

         5.2 Post-Closing Cooperation. After the Closing, Buyers and Seller shall cooperate fully with each other and shall make available to each other all information, records or documents reasonably requested in connection with matters involved in the sale of the Securities.

         5.3 Risk of Loss. Prior to the Closing, the risk of loss on the Securities shall remain with the Seller.

6.       Conditions to the Obligations of Seller.

         Each and every obligation of Buyers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Seller.

         6.1 Representations and Warranties True. The representations and warranties of Buyers contained in this Agreement shall be true, complete and accurate in all material respects as of the Closing.

         6.2 No Proceeding. Litigation: Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

         6.3 Board of Directors Approval. Wenoha shall have received the approval of its Board of Directors prior to Closing.

7.       Conditions to the Obligations of Buyers.

         Each and every obligation of the Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Buyers.

         7.1 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects as of the Closing Date.

         7.2 Performance. Seller shall have performed, fulfilled and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed, fulfilled or complied with by it on or prior to the Closing.

         7.3 No Proceeding. Litigation. Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

         7.4 Board of Directors Approval. KTI, Inc. shall have received the approval of its Board of Directors prior to Closing.

8.       Survival of Representations and Warranties; Indemnification.

         8.1 Survival of Representations. All representations and warranties contained in this Agreement shall survive the Closing until April 15, 1999.

         8.2 Statements as Representations and Warranties. All statements contained herein or in any exhibit, certificate, list or other document delivered or to be delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement and any material misstatement or omission in any thereof shall be deemed a breach of a representation or warranty hereunder.

         8.3 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party .

         8.4 Buyers' Indemnity. The Buyers agrees to defend, indemnify and hold harmless the Seller from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Seller as a result of, arising from, in connection with or incident to (i) any breach or inaccuracy of any representation or warranty of Buyers contained in this Agreement or (ii) any breach of any covenant or agreement of Buyers contained in this Agreement.

         8.5      Seller's Indemnity.

                  (a)      Subject to the limitations contained in subparagraph
                           (b) below, the Seller agree to defend, indemnify and hold harmless Buyers from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Buyers on or before August 1, 1999:

                           (i) as a result of, arising from, in connection with or incident to (A) any material breach or inaccuracy of any representation or warranty of any Seller in this Agreement or in any Instrument of Conveyance, or (B) any material breach of any covenant or agreement of any Seller contained in this Agreement or in any Instrument of Conveyance (For purposes of this subsection, "material" shall mean any amount in excess of $10,000 individually or in aggregate.); or

                           (ii)     arising out of any acts, events or
                                    circumstances by the Seller prior to the Closing Date.

         8.6.     Indemnity Procedure.

                  (a) A party agreeing to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to herein as the "Indemnified Party."

                  (b) An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall have the right, exercisable by notifying the Indemnified Party within twenty days after receipt of such notice from the Indemnified Party, to assume the entire control of the defense, compromise or settlement thereof, all at the Indemnifying Party's expense including employment of counsel, and in connection therewith the Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. The Indemnified Party may at its expense, if it so elects, designate its own counsel to participate with counsel designated by the Indemnifying Party in the conduct of any such defense. If the defense of any such matter is tendered to the Indemnifying Party by notice as set forth above and the Indemnified Party is entitled to indemnification pursuant hereto with respect to such matter, and the Indemnifying Party declines or otherwise fails to (1) promptly pay or settle the same, or (2) vigorously investigate and defend the same, the Indemnified Party may investigate and defend the same and the Indemnifying Party will reimburse the Indemnified Party for all judgments, settlement payments and reasonable expenses, including reasonable attorneys' fees, incurred and paid by it in connection therewith.

                  (c) An Indemnified Party shall not make any settlement of any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (d) Except as set forth in subsection (b) in the event of any litigation brought by either party hereto to seek indemnity under this Agreement, the prevailing party shall be entitled to recover attorneys' fees upon final judgment on the merits.

9.       Miscellaneous Provisions.

         9.1 Amendment and Modification. This Agreement may be amended, modified and supplemented by the parties hereto only by written instrument signed by or on behalf of the party to be charged thereunder.

         9.2 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyers on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

         9.3 Expenses. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         9.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid as follows:

                  If to Seller:       KTI, Inc.
                                      7000 Boulevard East
                                      Guttenberg, New Jersey 07093
                                      Telephone:     (201) 854-7777
                                      Fax: (201) 854-1771

                  With a copy to:     Diane Malfeld, Esq.
                                      Dorsey & Whitney
                                      220 South Sixth Street
                                      Minneapolis, Minnesota 55402
                                      Telephone:     (612) 340-5631
                                      Fax:  (612) 340-2643

                  If to the Buyers:   Donald E. Wentworth
                                      Timber Energy Plastic Recycling, Inc.
                                      7801 Petersen Point Road
                                      Milton, Florida  52583

                  With a copy to:     L. Don Norton
                                      Timber Energy Plastic Recycling, Inc.
                                      5402 Reichold Road
                                      Tuscaloosa, Alabama 35404

                  or to such other person or address as Buyers shall furnish to Seller in writing.

         9.5 Binding Effect: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, such successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         9.6 Governing Law. All agreements shall be governed by the laws of the State of New York, without regard to the provisions relating to the conflicts of laws.

         9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

         9.8 Headings. The headings of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         9.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior-agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any Related Person of any party hereto. All Exhibits attached hereto, the Disclosure Schedule, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings.

         9.10 Third Parties. Except as specifically set forth or referred to herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, partnership, corporation or other entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.11 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KTI, Inc.                                          Wenoha Corporation.


By:      /s/ Robert E. Wetzel                      By:     /s/ L. Don Norton
------------------------------                          --------------------
Title:  Senior Vice President                      Title:   President


         /s/ John G. Mills                                  /s/ L. Don Norton
------------------------------                      --------------------------
John G. Mills                                      L. Don Norton


         /s/ Glen Wade Stewart                     /s/ Bruce D. Wentworth
------------------------------                         --------------------
Glen Wade Stewart                                  Bruce D. Wentworth

        /s/ D. E. Wentworth
----------------------------
Donald E. Wentworth